FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT to Acquire Laurel Commercial Condominiums and Trump Place Parking Garage

New York, New York, August 14, 2014 – American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-traded real estate investment trust (“REIT”), announced today that on August 8, 2014, it entered into a purchase and sale agreement to acquire the Laurel Commercial Condominiums located at 400 East 67th Street in the Upper East Side neighborhood of Manhattan for $76 million, exclusive of closing costs. The Laurel Commercial Condominiums contain three commercial condominium units, together, 58,750 rentable square feet, and are 100% leased to three tenants: Cornell University, TD Bank and Quik Park. The seller was represented by the Capital Transaction Group at Savills Studley.

In addition, on August 7, 2014, NYCR entered into a purchase and sale agreement to acquire a commercial garage unit (the “Trump Place Parking Garage”) in Trump Place, the residential condominium building located at 200 Riverside Boulevard in the Upper West Side neighborhood of Manhattan, for $9 million, exclusive of closing costs. The Trump Place Parking Garage contains approximately 61,475 rentable square feet, including 284 parking spaces with three sub-grade levels, and is currently 100% leased to Hudson River Garage LLC.

“We are pleased to announce these two acquisitions as they are both consistent with our strategy of purchasing high-quality New York City properties that will generate durable income and appreciation potential for our shareholders,” said Michael A. Happel, President of NYCR.

About NYCR

NYCR intends to elect and qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2014 or its first year of material operations. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600	Michael A. Happel President American Realty Capital New York City REIT, Inc. mhappel@arlcap.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135